Exhibit 99.1

Alnylam Pharmaceuticals Reports Fourth Quarter and Full Year 2014 Financial Results and Highlights Recent Period Progress

– Introduced Pipeline Growth Strategy for RNAi Therapeutics in Three Strategic Therapeutic Areas, or “STArs,” and Launched “Alnylam 2020” Guidance for Advancement and Commercialization of RNAi Therapeutics –

– Presented Positive Data from Multiple Clinical Programs, Including Initial Evidence of Potential Disease Modifying Effects with Patisiran and ALN-AT3 –

– Advanced Revusiran into ENDEAVOUR Phase 3 Trial and Added Three New Programs into Clinical Stages –

– Maintained Strong Balance Sheet with $882 Million in Cash and Expects to End 2015 with Greater than $1.2 Billion in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 12, 2015--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), a leading RNAi therapeutics company, today reported its consolidated financial results for the fourth quarter and full year 2014, and highlighted recent progress in advancing its pipeline.

“Alnylam made excellent progress in the fourth quarter of 2014 and the recent period, as we continued advancing RNAi therapeutics in clinical studies. Amongst other highlights, we reported clinical data from our patisiran and ALN-AT3 programs showing what we believe to be early evidence for the translation of RNAi-mediated knockdown into potential clinical benefit for patients. We also executed on our pipeline goals, with strong enrollment in our patisiran APOLLO Phase 3 study and advancement of revusiran into our ENDEAVOUR Phase 3 trial. In addition, we filed three Clinical Trial Applications for ALN-PCSsc, ALN-CC5, and ALN-AS1, and have initiated Phase 1 studies for two of those programs,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “Alnylam also introduced its pipeline growth strategy and new guidance. Specifically, Alnylam intends to advance its pipeline in three Strategic Therapeutic Areas, or ‘STArs’ – Genetic Medicines, Cardio-Metabolic Disease, and Hepatic Infectious Disease – where we believe there are significant opportunities for RNAi therapeutics as high impact medicines. Further, with ‘Alnylam 2020’ we have launched new guidance that marks our expected transition from a late-stage clinical development company to a multi-product commercial-stage company with a sustainable development pipeline – a profile that we believe has rarely been achieved in the biopharmaceutical industry.”

“Alnylam continues to maintain a very strong balance sheet, ending 2014 with approximately $882 million in cash,” said Michael Mason, Vice President, Finance & Treasurer. “We also further strengthened our balance sheet earlier this year with a public offering and concurrent private placements from Genzyme that resulted in net proceeds of approximately $567 million. This financing results in a balance sheet that allows us to invest in a broad pipeline of RNAi therapeutics across all three STArs, which we believe should enable us to achieve our ‘Alnylam 2020’ guidance. As for financial guidance this year, we expect to end 2015 with greater than $1.2 billion in cash.”

Fourth Quarter 2014 and Recent Significant Corporate Highlights

  Introduced pipeline growth strategy for RNAi therapeutics in three Strategic Therapeutic Areas (STArs): Genetic Medicines, with a broad pipeline of RNAi therapeutics for the treatment of rare diseases; Cardio-Metabolic Disease, with a pipeline of RNAi therapeutics toward genetically validated, liver-expressed disease targets for unmet needs in dyslipidemia, hypertension, non-alcoholic steatohepatitis (NASH), and type 2 diabetes; and Hepatic Infectious Disease, with a pipeline of RNAi therapeutics that address the major global health challenges of hepatic infectious diseases.
  Launched “Alnylam 2020” Guidance for advancement and intended commercialization of RNAi Therapeutics. Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, 10 RNAi therapeutic clinical programs – including 4 in late stages of development – across its 3 STArs.
  Advanced pipeline programs in Genetic Medicine STAr.
    Advanced investigational RNAi therapeutic programs for the treatment of transthyretin (TTR)-mediated amyloidosis (ATTR).
      Continued enrollment in APOLLO Phase 3 study of patisiran in ATTR patients with Familial Amyloidotic Polyneuropathy (FAP)
      Reported positive six-month clinical data from patisiran Phase 2 open-label extension (OLE) study, showing tolerability, sustained TTR knockdown, and promising initial evidence for potential stabilization of neuropathy progression.
      Initiated ENDEAVOUR Phase 3 study with revusiran. ENDEAVOUR is a randomized, double-blind, placebo-controlled, global study designed to evaluate the efficacy and safety of revusiran in ATTR patients with Familial Amyloidotic Cardiomyopathy (FAC).
      Presented positive initial Phase 2 data with revusiran, with up to 98.2% knockdown of serum TTR; revusiran administration was found to be generally well tolerated in patients with advanced cardiac disease.
      Initiated Phase 2 OLE study with revusiran to evaluate tolerability and clinical activity with long-term dosing for up to two years.
    Reported positive initial results from Phase 1 trial of ALN-AT3, including initial evidence for the potential correction of the hemophilia phenotype with an up to 334% increase in thrombin generation and marked improvement in whole blood clotting.
    Initiated Phase 1/2 trial with ALN-CC5. The trial is being conducted initially in normal human volunteers, and then in patients with paroxysmal nocturnal hemoglobinuria (PNH).
    Filed Clinical Trial Application (CTA) to initiate a Phase 1 trial with ALN-AS1 in acute intermittent porphyria (AIP) patients who are asymptomatic “high excreters” (ASHE), and then in AIP patients who experience recurrent porphyria attacks.
    Expanded Genetic Medicine pipeline with ALN-GO1, an investigational RNAi therapeutic targeting glycolate oxidase (GO) in development for the treatment of Primary Hyperoxaluria Type 1 (PH1).
  Advanced pipeline programs in Cardio-Metabolic Disease STAr
    Initiated Phase 1 trial with ALN-PCSsc in normal human volunteers with elevated LDL-C at baseline.
  Advanced pipeline programs in Hepatic Infectious Disease STAr
    Selected Development Candidate (DC) for ALN-HBV, showing an up to 3.9 log10 knockdown of hepatitis surface antigen (HBsAg) after a single subcutaneous dose in a rodent model of HBV infection.
    Expanded Hepatic Infectious Disease pipeline with ALN-HDV for Hepatitis Delta Virus (HDV) infection and ALN-PDL for chronic liver infections.
  Formed new agreement with Isis Pharmaceuticals, extending the companies’ decade-long alliance to lead the development and commercialization of RNA therapeutics.
  Completed successful public offering of common stock, with concurrent private placements from Genzyme, totaling $567 million in net proceeds.
  Announced changes to Board of Directors and Management Team
    Alnylam elected Michael W. Bonney to its Board of Directors.
    Alnylam announces today certain promotions and appointments, including:
      Akshay Vaishnaw, M.D., Ph.D. to the position of Executive Vice President of Research & Development and Chief Medical Officer from the position of Executive Vice President, Chief Medical Officer.
      Rachel Meyers, Ph.D. to the position of Senior Vice President of Research from the position of Vice President of Research & RNAi Lead Development.
      Kevin Fitzgerald, Ph.D. to the position of Vice President of Research from the position of Senior Director of Research.
      Pushkal Garg, M.D. to the position of Senior Vice President, Clinical Development.
      Eric Green to the position of Vice President, General Manager, TTR Program.
      Marcie Ruddy, M.D. to the position of Vice President, Drug Safety & Pharmacovigilance.
    In addition, Alnylam announced the planned departure of Laurence Reid, Ph.D., who held the position of Senior Vice President, Chief Business Officer.

Upcoming Events in Early and Mid-2015

  Alnylam announces today that it plans to present 12-month OLE study data with patisiran at the American Academy of Neurology 67th Annual Meeting, being held April 18 – 25, 2015 in Washington, D.C., in an oral presentation on Tuesday, April 21 at 1:30 p.m. ET.
  The company also announces today that it plans to present additional clinical results from the Phase 2 trial of revusiran at the American College of Cardiology (ACC) 64th Annual Scientific Session & Expo, being held March 14 – 16, 2015 in San Diego, California, in a poster presentation on Sunday, March 15 at 1:30 p.m. PT (4:30 p.m. ET).
  Also at the ACC meeting, Alnylam plans to present results of a natural history study of patients with TTR cardiac amyloidosis in a meeting with clinicians from the Association of Black Cardiologists on Sunday, March 15.
  In addition, during early and mid-2015, Alnylam plans to:
    Present additional data from Phase 1 trial of ALN-AT3 in development for the treatment of hemophilia and rare bleeding disorders
    Present initial data from the Phase 1/2 trial of ALN-CC5 in development for the treatment of complement-mediated diseases
    Initiate Phase 1 trial of ALN-AS1 in development for the treatment of hepatic porphyrias
    Present initial data from Phase 1 trial of ALN-PCSsc in development for the treatment of hypercholesterolemia
    File CTA for ALN-AAT in development for the treatment of alpha-1 antitrypsin (AAT) deficiency-associated liver disease
    Select DC for ALN-GO1 in development for the treatment of PH1

Financials

Cash, Cash Equivalents and Total Marketable Securities

At December 31, 2014, Alnylam had cash, cash equivalents and total marketable securities of $881.9 million, as compared to $350.5 million at December 31, 2013.

In January 2015, Alnylam sold an aggregate of 5,447,368 shares of its common stock through an underwritten public offering at a price to the public of $95.00 per share. As a result of the offering, Alnylam received aggregate net proceeds of approximately $496.4 million.

In January 2015, in connection with our public offering described above, Genzyme exercised its right under the investor agreement between Alnylam and Genzyme, to purchase, in concurrent private placements, 744,566 shares of common stock, at the public offering price of $95.00 per share, resulting in proceeds to Alnylam of approximately $70.7 million. The exercise of this right allowed Genzyme to maintain its current ownership level of Alnylam common stock of approximately 12%.

Non-GAAP Net Loss

The non-GAAP net loss for the year ended December 31, 2014 was $139.6 million, or $1.88 per share on both a basic and diluted basis as compared to a non-GAAP net loss of $89.2 million, or $1.45 per share on both a basic and diluted basis for the prior year. The non-GAAP net loss for the year ended December 31, 2014 excludes the $220.8 million charge to in-process research and development expense in connection with the purchase of the Sirna RNAi assets from Merck, described below.

GAAP Net Loss

The net loss according to GAAP for the fourth quarter of 2014 was $21.4 million, or $0.28 per share on both a basic and diluted basis (including $13.4 million, or $0.17 per share of non-cash stock-based compensation expense), as compared to a net loss of $32.4 million, or $0.51 per share on both a basic and diluted basis (including $5.4 million, or $0.09 per share of non-cash stock-based compensation expense), for the same period in the previous year. For the year ended December 31, 2014, the net loss was $360.4 million, or $4.85 per share (including $33.1 million, or $0.45 per share of non-cash stock-based compensation expense), as compared to a net loss of $89.2 million, or $1.45 per share (including $20.7 million, or $0.34 per share of non-cash stock-based compensation expense), for the same period in the previous year. The increase in net loss for the year ended December 31, 2014 compared to the prior year resulted primarily from a $220.8 million charge to in-process research and development expense in connection with the purchase of the Sirna RNAi assets from Merck, described below.

Revenues

Revenues were $24.0 million for the fourth quarter of 2014, as compared to $10.8 million for the same period last year. Revenues for the fourth quarter of 2014 included $8.8 million in revenues from the company’s collaboration with Monsanto, $6.9 million of revenues related to the company’s collaboration with The Medicines Company, $5.5 million of revenues from the company’s alliance with Takeda Pharmaceuticals Company Limited, and $2.8 million of revenues from research reagent licenses and other sources. Revenues were $50.6 million for the year ended December 31, 2014, as compared to $47.2 million for the prior year. Revenues for the year ended December 31, 2014 included $22.0 million of revenues related to the company’s collaboration with Takeda, $15.0 million of revenues related to the company’s collaboration with Monsanto, $10.8 million of revenues related to the company’s collaboration with The Medicines Company, and $2.8 million of revenues from research reagent licenses and other sources.

Research and Development Expenses

Research and development (R&D) expenses were $55.5 million in the fourth quarter of 2014, which included $8.2 million of non-cash stock-based compensation, as compared to $32.1 million in the fourth quarter of 2013, which included $3.3 million of non-cash stock-based compensation. R&D expenses were $190.2 million for the year ended December 31, 2014, which included $18.2 million of non-cash stock-based compensation, as compared to $113.0 million for the prior year, which included $14.4 million of non-cash stock-based compensation. The increase in R&D expenses for the quarter and year ended December 31, 2014 as compared to the prior year periods was due primarily to additional expenses associated with the significant advancement of certain of the company’s clinical and pre-clinical programs. The company expects that R&D expenses will increase significantly in 2015 as it continues to advance and expand its pipeline across its three STArs.

In-Process Research and Development Expense

In 2014, the company incurred a $220.8 million charge to in-process research and development expense in connection with the purchase of the Sirna RNAi assets from Merck. In future periods, there will be no additional charges recorded to in-process research and development related to this purchase of the Sirna RNAi assets from Merck.

General and Administrative Expenses

General and administrative (G&A) expenses were $14.2 million in the fourth quarter of 2014, which included $5.2 million of non-cash stock-based compensation, as compared to $8.3 million in the fourth quarter of 2013, which included $2.1 million of non-cash stock-based compensation. G&A expenses were $44.5 million for the year ended December 31, 2014, which included $14.8 million of non-cash stock-based compensation, as compared to $27.2 million in 2013, which included $6.3 million of non-cash stock-based compensation. G&A expenses for the quarter and year ended December 31, 2014 as compared to the prior year periods increased due primarily to an increase in non-cash stock-based compensation expenses. In addition, consulting and professional services increased during the year ended December 31, 2014 as compared to the prior year related to general business activities and certain professional services. The company expects that G&A expenses will increase slightly in 2015.

Benefit from (Provision for) Income Taxes

The company had a benefit from income taxes of $22.1 million for the fourth quarter of 2014 as compared to a provision for income taxes of $3.0 million for the fourth quarter of 2013. The company’s benefit from income taxes was $40.2 million for the year ended December 31, 2014, as compared to $2.7 million for the prior year. The increase during the quarter and year ended December 31, 2014 as compared to the prior year periods was due primarily to the corresponding income tax expense associated with the increase in the value of our investment in Regulus, as well as the difference between the value of stock and the cash proceeds received from Genzyme for the issuance of our common stock. The corresponding income tax expense has been recorded in other comprehensive income and additional paid-in capital, respectively.

Investment in Regulus Therapeutics

The company accounts for its investment in Regulus at fair value by adjusting the value to reflect fluctuations in Regulus’ stock price each reporting period. At December 31, 2014, the fair market value of the company’s investment in Regulus was $94.6 million as compared to $45.5 million at December 31, 2013.

2015 Financial Guidance

Alnylam expects that its cash, cash equivalents, and total marketable securities balance will be greater than $1.2 billion at December 31, 2015.

Conference Call Information
Management will provide an update on the company, discuss fourth quarter and 2014 results, and discuss expectations for the future via conference call on Thursday, February 12, 2015 at 4:30 p.m. ET. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 82620462. A replay of the call will be available beginning at 7:30 p.m. ET on February 12, 2015. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international), and refer to conference ID 82620462.

About RNAi
RNAi (RNA interference) is a revolution in biology, representing a breakthrough in understanding how genes are turned on and off in cells, and a completely new approach to drug discovery and development. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and represents one of the most promising and rapidly advancing frontiers in biology and drug discovery today which was awarded the 2006 Nobel Prize for Physiology or Medicine. RNAi is a natural process of gene silencing that occurs in organisms ranging from plants to mammals. By harnessing the natural biological process of RNAi occurring in our cells, the creation of a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam's RNAi therapeutic platform, target the cause of diseases by potently silencing specific mRNAs, thereby preventing disease-causing proteins from being made. RNAi therapeutics have the potential to treat disease and help patients in a fundamentally new way.

About GalNAc Conjugates and Enhanced Stabilization Chemistry (ESC) GalNAc Conjugates
GalNAc-siRNA conjugates are a proprietary Alnylam delivery platform and are designed to achieve targeted delivery of RNAi therapeutics to hepatocytes through uptake by the asialoglycoprotein receptor. Alnylam’s Enhanced Stabilization Chemistry (ESC) GalNAc-conjugate technology enables subcutaneous dosing with increased potency, durability, and a wide therapeutic index, and is being employed in several of Alnylam’s genetic medicine programs, including programs in clinical development.

About LNP Technology
Alnylam has licenses to Tekmira LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About Alnylam Pharmaceuticals
Alnylam is a biopharmaceutical company developing novel therapeutics based on RNA interference, or RNAi. The company is leading the translation of RNAi as a new class of innovative medicines. Alnylam’s pipeline of investigational RNAi therapeutics is focused in 3 Strategic Therapeutic Areas (STArs): Genetic Medicines, with a broad pipeline of RNAi therapeutics for the treatment of rare diseases; Cardio-Metabolic Disease, with a pipeline of RNAi therapeutics toward genetically validated, liver-expressed disease targets for unmet needs in cardiovascular and metabolic diseases; and Hepatic Infectious Disease, with a pipeline of RNAi therapeutics that address the major global health challenges of hepatic infectious diseases. In early 2015, Alnylam launched its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics as a whole new class of innovative medicines. Specifically, by the end of 2020, Alnylam expects to achieve a company profile with 3 marketed products, 10 RNAi therapeutic clinical programs – including 4 in late stages of development – across its 3 STArs. The company’s demonstrated commitment to RNAi therapeutics has enabled it to form major alliances with leading companies including Merck, Medtronic, Novartis, Biogen Idec, Roche, Takeda, Kyowa Hakko Kirin, Cubist, GlaxoSmithKline, Ascletis, Monsanto, The Medicines Company, and Genzyme, a Sanofi company. In addition, Alnylam holds an equity position in Regulus Therapeutics Inc., a company focused on discovery, development, and commercialization of microRNA therapeutics. Alnylam scientists and collaborators have published their research on RNAi therapeutics in over 200 peer-reviewed papers, including many in the world’s top scientific journals such as Nature, Nature Medicine, Nature Biotechnology, Cell, New England Journal of Medicine, and The Lancet. Founded in 2002, Alnylam maintains headquarters in Cambridge, Massachusetts. For more information about Alnylam’s pipeline of investigational RNAi therapeutics, please visit www.alnylam.com.

Alnylam Forward Looking Statements
Various statements in this release concerning Alnylam’s future expectations, plans and prospects, including without limitation, Alnylam’s expectations regarding its “Alnylam 2020” guidance, Alnylam’s views with respect to the potential for RNAi therapeutics, including patisiran, revusiran, ALN-AT3, ALN-CC5, ALN-PCSsc, ALN-AS1, ALN-AAT, ALN-HBV, and ALN-GO1, its expectations with respect to the timing, execution, and success of its clinical and pre-clinical trials, the expected timing of regulatory filings, including its plan to file IND or IND equivalent applications and/or initiate clinical trials for ALN-AS1 and ALN-AAT, , its expectations regarding reporting of data from its clinical and pre-clinical studies, including its studies for patisiran, revusiran, ALN-AT3, ALN-CC5, and ALN-PCSsc, as well as other research programs and technologies, its plans regarding commercialization of RNAi therapeutics, and Alnylam’s expected cash position as of December 31, 2015, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Alnylam’s ability to manage operating expenses, Alnylam’s ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its drug candidates, the pre-clinical and clinical results for its product candidates, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates, actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials, obtaining, maintaining and protecting intellectual property, Alnylam’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties, obtaining regulatory approval for products, competition from others using technology similar to Alnylam’s and others developing products for similar uses, Alnylam’s ability to obtain additional funding to support its business activities and establish and maintain strategic business alliances and new business initiatives, Alnylam’s dependence on third parties for development, manufacture, marketing, sales and distribution of products, the outcome of litigation, and unexpected expenditures, as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation to update any forward-looking statements.

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013

Net revenues from collaborators	$24,019	$10,847	$50,561	$47,167

Operating expenses:
Research and development (1)	55,546	32,106	190,249	112,957
In-process research and development	—	—	220,766	—
General and administrative (1)	14,185	8,333	44,526	27,152
Total operating expenses	69,731	40,439	455,541	140,109
Loss from operations	(45,712)	(29,592)	(404,980)	(92,942)
Other income (expense):
Interest income	780	285	2,559	1,069
Other income (expense)	1,452	(29)	1,817	(47)
Total other income	2,232	256	4,376	1,022
Loss before income taxes	(43,480)	(29,336)	(400,604)	(91,920)
Benefit from (provision for) income taxes	22,091	(3,021)	40,209	2,695
Net loss	$(21,389)	$(32,357)	$(360,395)	$(89,225)
Net loss per common share - basic and diluted	$(0.28)	$(0.51)	$(4.85)	$(1.45)
Weighted average common shares used to compute basic and diluted net loss per common share	76,957	62,909	74,278	61,551

Comprehensive income (loss):
Net loss	$(21,389)	$(32,357)	$(360,395)	$(89,225)
Unrealized gain (loss) on marketable securities, net of tax	35,091	(7,451)	31,127	4,055
Reclassification adjustment for realized gain on marketable securities included in net loss	(1,514)	—	(2,081)	—
Comprehensive income (loss)	$12,188	$(39,808)	$(331,349)	$(85,170)

(1) Non-cash stock-based compensation expenses included in operating expenses are as follows:
Research and development	$8,214	$3,277	$18,233	$14,369
General and administrative	5,224	2,129	14,828	6,334

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED GAAP TO NON-GAAP RECONCILIATION: NET LOSS AND NET LOSS PER SHARE
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
GAAP net loss	$(21,389)	$(32,357)	$(360,395)	$(89,225)
Adjustment:
In-process research and development	—	—	220,766	—
Non-GAAP net loss	$(21,389)	$(32,357)	$(139,629)	$(89,225)

GAAP net loss per common share - basic and diluted	$(0.28)	$(0.51)	$(4.85)	$(1.45)
Adjustment (as detailed above)	—	—	2.97	—
Non-GAAP net loss per common share - basic and diluted	$(0.28)	$(0.51)	$(1.88)	$(1.45)

Use of Non-GAAP Financial Measures

The company supplements its condensed consolidated financial statements presented on a GAAP basis by providing additional measures that are considered “non-GAAP” financial measures under applicable SEC rules. These non-GAAP financial measures are not prepared in accordance with generally accepted accounting principles in the United States (GAAP) and should not be viewed in isolation or as a substitute for GAAP net loss and basic and diluted net loss per common share.

The company evaluates items on an individual basis, and considers both the quantitative and qualitative aspects of the item, including (i) its size and nature, (ii) whether or not it relates to the company’s ongoing business operations, and (iii) whether or not the company expects it to occur as part of its normal business on a regular basis. In the year ended December 31, 2014, the company’s Non-GAAP net loss and Non-GAAP net loss per common share – basic and diluted financial measures excludes the in-process research and development expense of $220.8 million related to the purchase of the Sirna RNAi assets from Merck. The company believes that the exclusion of this item provides management and investors with supplemental measures of performance that better reflect the underlying economics of the company’s business. In addition, the company believes the exclusion of this item is important in comparing current results with prior period results and understanding projected operating performance. Management uses these non-GAAP financial measures to establish budgets and operational goals and to manage the company’s business.

ALNYLAM PHARMACEUTICALS, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 31,	December 31,
	2014	2013
Cash, cash equivalents and total marketable securities	$ 881,929	$ 350,472
Billed and unbilled collaboration receivables	39,937	4,248
Prepaid expenses and other current assets	9,739	3,910
Deferred tax assets	31,667	—
Property and equipment, net	21,740	16,448
Investment in equity securities of Regulus Therapeutics Inc.	94,583	45,452
Total assets	$ 1,079,595	$ 420,530
Accounts payable and accrued expenses	$ 38,791	$ 20,056
Deferred tax liabilities	31,667	—
Total deferred revenue	66,854	126,090
Total deferred rent	6,016	4,037
Total stockholders’ equity (77.2 million and 63.7 million common shares issued and outstanding and at December 31, 2014 and December 31, 2013, respectively)	936,267	270,347
Total liabilities and stockholders' equity	$ 1,079,595	$ 420,530

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2013.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Cynthia Clayton, 617-551-8207
Vice President, Investor Relations and Corporate Communications
or
Michael Mason, 617-551-8327
Vice President, Finance and Treasurer